Filed Pursuant to Rule 433
Registration Statement No. 333-268063
Issuer Free Writing Prospectus dated March 8, 2023
Relating to Preliminary Prospectus dated March 3, 2023

Millennium Group International Holdings Limited

2,000,000 Ordinary Shares

This free writing prospectus relates to the initial public offering of ordinary shares of Millennium Group International Holdings Limited (the “Company”) and should be read together with the preliminary prospectus dated March 3, 2023 (the “Preliminary Prospectus”) that was included in Amendment No. 3 to the Registration Statement on Form F-1 (File No. 333-268063), which can be accessed through the following web link:

https://www.sec.gov/Archives/edgar/data/1903995/000121390023017226/ea174353-f1a3_millennium.htm

 The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Revere Securities, LLC at 212-688-2350.

Roadshow Presentation

MARCH 2023





Free Writing Prospectus Statement

This free writing prospectus relates to the proposed initial public offering of the ordinary shares (the "Ordinary Shares"), par value of $0.002 per share, of Millennium Group International Holdings Limited ("Millennium", the "Company") which are being registered on the Registration Statement and should be read together with the preliminary prospectus included in the Registration Statement filed by the Company with the Securities and Exchange Commission (SEC) for the offering to which this presentation relates, and may be accessed through the following web link: https://www.sec.gov/Archives/edgar/data/1903995/000121390023017226/ea174353-f1a3_millennium.htm

This presentation highlights basic information about the Company and the offering to which this presentation relates. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities. The Company has filed the Registration Statement (including a preliminary prospectus) with the SEC for the proposed offering to which this communication relates. The Registration Statement has not yet become effective. By accepting this Presentation, the recipient agrees to keep confidential the information contained herein or made available in connection with any further inquiry of the Company. This Presentation may not be photocopied, reproduced, or distributed to others at any time without the prior written consent of the Company. Upon request, the recipient will promptly return all materials received from the Company (including this Presentation).

Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC in their entirety for more complete information about us and the proposed offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

This Presentation has been prepared for informational purposes relating to this transaction only and upon the express understanding that it will be used only for the purposes set forth above. The Company makes no express or implied representation or warranty as to the accuracy or completeness of the information contained herein or made available in connection with any further investigation of the Company and to the certainty or assurance that any proposed acquisition contained in this Presentation will be completed. The Company expressly disclaims any and all liability which may be based on such information, errors therein or omissions therefrom. The recipient shall be entitled to rely solely on the representations and warranties made to it in any definitive agreement and the due diligence that recipient conducts.

In furnishing this Presentation, the Company undertakes no obligation to provide the recipient with access to any additional information. This Presentation shall neither be deemed an indication of the state of affairs of the Company nor constitute an indication that there has not been any change in the Company or affairs of the Company since the date hereof.

This Presentation does not constitute an offer to sell or solicitation of an offer to buy securities in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation in such jurisdiction. Investments in private placements may be illiquid, highly speculative and you may lose your entire investment.

Alternatively, we or the representative of the underwriters will arrange to send you the prospectus if you contact Revere Securities, LLC., via e-mail at dguo@reveresecurities.com, or contact Millennium Group International Holdings Limited, via e-mail at ir@millennium-gp.com.

Forward-Looking Statements

This presentation contains forward-looking statements. All statements contained in this presentation other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions are intended to identify forward-looking statements. In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the “Risk Factors” section of the Company’s preliminary prospectus filed on Form F-1. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

In evaluating these forward-looking statements, you should consider various factors, including: our ability to change the direction of the Company; our ability to keep pace with new technology and changing market needs; and the competitive environment of our business. These and other factors may cause our actual results to differ materially from any forward-looking statement. Forward-looking statements are only predictions. Thus, you should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by applicable law, we undertake no duty to update any of these forward-looking statements after the date of this prospectus or to conform these statements to actual results or revised expectations.

Proposed Offering Summary

Issuer:	Millennium Group International Holdings Limited (“Millennium”, the “Company”)
Listing Venue/Ticker:	NASDAQ / MGIH
Pre-Offering Ordinary Share Outstanding:	10,000,000 Shares
Number of Share Offered:	2,000,000
Base Offering Size:	$8,000,000
Price Range:	$4.00
Use of Proceeds:	The establishment of a new corrugated paper products factory in Huizhou, China (56%) The establishment of a new corrugated paper products factory in Vietnam (18%) The purchase of corrugator machines for the new factories (26%)
Lock-up:	Each of our directors and officers and principal shareholders (5% or more shareholders) has agreed with the underwriters, subject to certain exceptions not to sell, transfer, or dispose of directly or indirectly any of our ordinary shares or securities convertible into or exercisable or exchangeable for ordinary shares for a period of six (6) months from the date of the offering.
Expected Pricing:	March 2023
Bookrunner:	REVERE SECURITIES R.F. Lafferty & Co., Inc. Progressive Thinking, Traditional Values


reddot winner 2022
packaging design
TEA
SEED
OIL
TEA
SEED
OIL

Who We Are

A paper-based packaging solutions provider leveraging a strong history of supporting customers across the globe.

We offer a one-stop integrated services approach with an objective to cover the entire value chain with respect to paper-based inner and outer packaging solutions for our global customer base.




design kit

Our Total Packaging

Market Research	Research & Development	Packaging Design & Development
Raw Materials Procurement	Color Management	Print Production
Quality Assessment & Control	Warehouse	Environmental, Social, and Governance (ESG)

Our History

We are a third-generation family-owned business and our history can be traced back to 1978 when Mr. Yee Cheong Lai, our founder, engaged in the sale of Corrugated Paper in Hong Kong with a vision to becoming a one-stop integrated services provider for paper related packaging products.

Today, we have business operations in the People's Republic of China (PRC), Hong Kong and Vietnam, providing complementary service and products to clients over 12 countries and districts.


1978
Established in Hong Kong
1985
First factory established in mainland China
1995
Yi He Paper branch established in Shenzhen
2000
MP branch established in Shenzhen
2006
Awarded G7 Master Printer Certificate
2010
Awarded the Manufacturing of Printed Paper Products by FSC
2016
Awarded the National high-tech enterprise identification
2017
Received ISTA Certified Testing Laboratory
2018
MPG Global Company Limited established in Vietnam
2019
Began using clean energy - solar power
Initiated ESG Plan
2022
Awarded the Development of Specialized and Sophisticated SMEs
Won the Red Dot Design Award
Received Corporate Environment Leadership Award
2022
Expected IPO on NASDAQ

See certificates in Appendix


China
Millennium Printing (Shenzhen) Co. Ltd.
Fujian | MPG
Fujian
MPG Fujian
Guangdong
Shenzhen | MP YH
Yi He Paper (Shenzhen) CO., Ltd.
Huizhou
New factory to be built
Port of Yantian
Hong Kong | Millennium
Millennium Group International Holdings Ltd.
Shenzhen Baoan International Airport
Hong Kong International Airport Kwai Chung Container Port
New factory to be built
Hung Yen Province
Myanmar
Vientiane
Yangon
Vietnam
South China Sea
Danang
MPG Vietnam
Bangkok
Cambodia
Phnom Penh
Port of Saigon
Ho Chi Minh City | MPG
Shenzhen MP YH : 2 Production Bases in Shenzhen
Hong Kong Millennium : Hong Kong Headquarter
Fujian MPG: Sales and Supply Chain Management Operation
Ho Chi Minh City MPG: Sales and Supply Chain Management Operation







Multiple Operating Locations

- Headquartered in Hong Kong with operations in the PRC and Vietnam
- Two production facilities in Guangdong Province of the PRC
- Supply chain management business in Vietnam to service our global clients who source their packaging needs from Vietnam and other ASEAN countries

861 Employees

2 Countries of Operation

12 Countries/Districts of Distribution

Global Business

Throughout our years of operations, our international footprint delivers our products globally to: China, Hong Kong, Vietnam, Myanmar, Australia, Indonesia, Cambodia, Taiwan, Thailand, United States, India and Germany, among others.

Geographic breakdown of sales in 2022	
Mainland China	79.5%
Hong Kong SAR	6.0%
Vietnam	4.1%
Other Southeast Asian countries	4.5%
Australia	2.0%
United States of America	1.9%
Other countries	2.0%
Total	**100%**


Other countries
Mainland China
Hong Kong SAR
Vietnam
Other Southeast Asian countries
Australia
United States of America

Revenue by Product/Service Category in 2022



36.20%
54.70%
9.10%
Packaging Products
Corrugated Products
Packaging Products Supply Chain Management Solution

Our Clients

Millennium Group remains active in our related markets to increase new customers and sales via various sales channels.

Our customer base comprises of OEM Factories, Trading Companies, and Brand Factories.

Sales Channels

- Direct sales
- Attending exhibitions
- Social media promotion
- Via sales agents/trading companies
- Referrals from existing customers

2022 Revenue by Channel



53.7%
19.2%
27.1%
OEM Factories
Brand Factories
Trading Companies

Business Model

Our Packaging Products Supply Chain Management Solution provides another revenue source and potential growth driver that differentiates us from our peers whose sole focus is the sales of paper products

Our Multifaceted Revenue Model

Factory Production

< Packaging Products / Corrugated Products

Reoccurring and steady revenue source

- Market research
- Research and development
- Packaging design and development
- Raw materials procurement
- Production planning
- Color management
- Pre-press
- Print production
- Quality control
- Delivery and Logistics

Packaging Products Supply Chain Management Solution

Value added service-based revenue source

- Brand packaging consultancy
- Packaging testing
- Print version management
- Packaging pricing management
- Supply localization
- Order and production site allocation
- Delivery and warehousing arrangement
- Print quality control
- Sustainability management
- Corporate social responsibility management

One-stop Packaging Solution

As an integrated packaging solutions provider, Millennium provides one-stop packaging solutions to its clients, from design, manufacturing, testing/quality assurance and logistics.

Design Development

- Entire design process
- Materials/technology
- 3D digital illustrations
- Sample development

Manufacturing

- State-of-the-art technology
- Professional production
- Team/dedicated workshop

Quality Testing

- ISTA certified laboratory
- Total quality management system
- Quality analysis for product performance

Sustainability/ Social Responsibilities

- Green production
- FSC
- Code of Conduct

This approach not only enables Millennium to provide value-added services, but also assists us in maintaining longstanding relationships with clients.

Supply Chain Management Solution


DESIGN AND ENGINEERING
PRODUCTION TECHNICAL CONSULTANCY
PACKAGING TESTING
PRINT VERSION MANAGEMENT
PACKAGING COSTING MANAGEMENT
ORDER AND PRODUCTION SITE ALLOCATION
SUPPLY LOCALIZATION
PRINT QUALITY CONSISTENCY CONTROL FOR MULTI-LOCATIONS
DELIVERY AND WAREHOUSING ARRANGEMENT
SUSTAINABILITY MANAGEMENT
CORPORATE SOCIAL RESPONSIBILITY MANAGEMENT

Fast Response | **Less Disruption** | **More Flexibility**

Intellectual Property in China

Our patent R&D mainly involves three aspects: machine, product and material.

67 R&D Staff	**48** Registered Patents
13 Trademarks	**10** Copyrights

- Improve production efficiency
- Improve product quality
- Reduce cost and workflow
- Reduce defect rate
- Enhance competitiveness
- More environmentally-friendly

Industry Overview
Printing market in China & Vietnam



Market size of Chinese printing market in terms of revenue
REVENUE (BILLION RMB)
1550.0
1500.0
1450.0
1400.0
1350.0
1300.0
1250.0
1200.0
1150.0
1100.0
1271.2
1366.0
1521.8
CAGR of 1.8%
CAGR of 3.2%
2016
2020
2025
PRC



Market size of Vietnam printing market in terms of revenue
REVENUE (BILLION USD)
15.0
14.0
13.0
12.0
11.0
10.0
9.0
8.0
7.0
6.0
5.0
5.4
7.9
13.5
CAGR of 9.8%
CAGR of 11.9%
2016
2020
2025
Vietnam

Drivers of printing market

1. Supportive Policies from the Government
2. Rapid Development of Intelligent Facilities
3. The Rise of Online Shopping

Future trends of printing market

1. Popularity of Green Printing
2. Rising Trend of Customization
3. Higher Level of Intelligence

The data in this section has been provided by Frost & Sullivan, which adopts multi-sources methodologies, such as secondary research and interviews with industry participants across the industry chain.

Competitive Landscape

With the presence of multiple market players, the Guangdong printing market is fragmented

Barriers to entry in China printing market


High initial investment and operating costs
Long-term relationship with clients and suppliers
Technology and Skilled Workforce
Obtainment of related certifications

RMB283.9 billion
market size by revenue of printing market in Guangdong Province in 2020

7.4%
market share of the top ten players by revenue from printing in 2020

Ranked 8th
in Guangdong Province

Top 100
with a market share of 0.1% in the PRC

The data in this section has been provided by Frost & Sullivan, which adopts multi-sources methodologies, such as secondary research and interviews with industry participants across the industry chain.

Key Competitive Advantages

Over 40 Years' Operating History	Strategic Locations	One-stop Integrated Services Provider	Stable Business Relationships
• Multi-generational business • 40+ years of operating history • Rich experience • Industry leading technology	• Proximity to major customers and suppliers • Operating in the PRC, Hong Kong and Vietnam, "Factories of the world"	• Differentiates us from competitors • Meeting modern customers' demands and requirements	• Stable business relationships with major customers and suppliers • Providing service and products to clients in 12 countries and districts.

Diversified Product Portfolio	Outstanding Product Quality	Leading Supply Chain Management Solution	Dedicated Management Team
• Both packaging and corrugated products • Products and services in a variety of market segments	• Product testing and analysis • Multiple steps of quality control • Adoption of environmentally friendly raw materials	• Tailor-made supply chain management solution • Diversified value-added services	• A dedicated management team with in-depth industry experience

Growth Strategies

Expanding our customer base and entering new markets

- Expand in the Vietnam market
- Expand supply chain management services operations in new countries
- Extend industrial packaging solutions to new clients in new and diverse industries

- Attend worldwide exhibitions
- Recruit sales talent worldwide
- Enhance branding through online exposure and promotion


Market
Product
Clients
Operation
Sales

Enhancing our production capacity and customer retention rate

- Invest in new product innovation
    - customized creative design
    - sustainable raw materials
- Continued focus on product quality
- Collect customer feedback

- Establish production capacity in Vietnam
- Expand production capacity in PRC
- Pursuit of becoming an Industry 4.0 smart factory
- Leverage use of solar power

Sustainability at Millennium
Environmental

Our Progress since 2019:

- Upgraded existing factories to monitor power consumption and control the usage
- Installed solar panel with the expectation to gradually expand
- Use of EVs with the expectation to continue to convert our fleet from diesel to electric
- Obtained ISO 14001, 45001



See certificates in Appendix

Sustainability at Millennium
Social

Our employees are important to us. We offer one of the best benefits programs to Millennium employees.

As a third-generation family-owned business with over 40 years history, social responsibility is key to our company's core values. We remain committed to bettering the communities where our employees live and work. In addition, we provide internship opportunities and scholarships.

8
Government Awards/Recognition

5
Donations to Charity

3
Client Recommendations

4
Industry Awards


平安喜乐夜，圣诞欢乐颂




2022年禧图集团第一届球类竞技大赛

Sustainability at Millennium
Governance

- Millennium established three committees under the board of directors of the Company: an audit committee, a compensation committee and a nominating committee. We intend to adopt a charter for each of the three committees.

- Our board of directors has adopted a code of business conduct and code of ethics applicable to all of our directors, officers, and employees.

- Millennium established policies and procedures to enhance the capability of our corporate governance, including our policy of prevention and reporting of misconduct, and implemented anti-corruption training.





Management



Ming Hung "Matthew" Lai

Chairman and Director

- 12+ years of experience in overseeing financial operation, risk management, exploring new business opportunities and formulating business strategies and plans
- Previously served in senior roles at PwC Hong Kong and Nespresso
- Chartered global management accountant (CGMA), American Institute of the Certified Public Accountants (AICPA), and Hong Kong Institute of Certified Public Accountants (HKICPA)
- Received BS in Business Administration and Accounting from the University of Southern California in 2008



Ming Yan "Ray" Lai

CEO and Director

- 15+ years of experience in planning and overseeing business operation, strategic business development and special project implementation for business growth.
- Board member of the Hong Kong Corrugated Paper Manufacturers' Association
- Committee member of the Hong Kong Printers Association, the Hong Kong Printers Investment Association, the Hong Kong Business Association Vietnam Branch, the China Business Association Ho Chi Minh City Branch
- Received BA in Print Media Management from the University of the Arts London in 2005



Wing Wai "John" Au

Chief Financial Officer

- 28+ years of experience in financial management including overseeing financial reporting, budget and forecast preparation, liquidity and funding and tax planning of established companies or listed group members
- Previously served in leadership roles at C.T. Enterprises, Ming Fai Group, CN Innovations Ltd.
- Chartered global management accountant (CGMA), Hong Kong Institute of Certified Public Accountants (HKICPA), Certified Practicing Accountant Australia
- Received BS from Monash University in Australia in 1993



Yau Fai Lai

Director

- 30+ years of experience in financial management and business operation in the printing market.
- Previously served in leadership roles at Dearden Farrow Chartered Accountants and Price Waterhouse
- Chairman of the Hong Kong Corrugated Paper Manufacturers Association from 2004 to 2008
- Hong Kong Institute of Certified Public Accountants (HKICPA), Chartered Accountant in England and Wales
- Received BS from the University of Warwick in 1983

Independent Board Members



Sun Wai But

Independent Director Nominee

- 35+ years of experience in the legal services sector
- Admitted to practice law as a barrister in the High Court of Hong Kong in 2018
- Currently a member of the disciplinary committee of Estate Agents Authority
- Been members of various committees and panels including the sub-committee on bail and hearsay evidence in criminal proceedings of the Law Reform Commission, the criminal law and procedure committee and constitutional affairs and human rights committee of the Law Society of Hong Kong, the panel of adjudicators of the Obscene Articles Tribunal, practicing solicitor member of the solicitors disciplinary tribunal panel, council member of the Duty Lawyer Service



Hok Han "Henry" Ko

Independent Director Nominee, Chair of Nominating Committee

- 17+ years of experience in business management, in-depth knowledge of the logistics industry
- Named Global 100 Outstanding Chinese by Forbes China in 2022
- Served as Vice President of Corporate Development APAC and Chairman of Greater China, Flexport
- Member of Hong Kong Logistics Department Council, the logistics services advisory committee of the Hong Kong Trade Development Council, the logistics industry training advisory committee of the Education Bureau of the Hong Kong Special Administrative Region



Hon Wai "Marco" Ku

Independent Director Nominee Chair of Audit Committee

- Over 23 years of professional experience in accounting and auditing
- Has been serving as a non-executive director of NYSE-listed company, IT Tech Packaging
- Served as an independent director for XT Energy Group Inc (XTEG), a US OTCQB traded company
- Served in leadership roles at Oriental Rise Holdings Limited and Borneo Resource Investments Ltd. and China Marine Food Group Limited



Hung Leung "Alan" Tsang

Independent Director Nominee Chair of Compensation Committee

- 20+ years of experience in leadership roles at various listed companies in major stock markets
- Expertise in business and financial management, in-depth knowledge of the manufacturing, properties development, wholesale and retail distribution and IT industry
- Experience in advisory and IPO projects, internal audit for public companies

Financial Highlights

Steady Increase of Revenue



Revenues
$60,408,476
$64,565,269
$66,232,757
2020
2021
2022

Improving profitability and Resilience from the Pandemic



Net Income
$3,999,622
$3,665,810
$4,077,371
2020
2021
2022

Continuing Improvement of Costs Control



General and Administrative Expenses
$6,190,391
$5,982,887
$4,922,075
2020
2021
2022



Interest Expense
$544,498
$444,747
$425,791
2020
2021
2022

Appendix

Certificates

Awarded G7 Master Printer Certificate


IDEAlliance
MASTER PRINTER CERTIFICATE OF EXCELLENCE
Proof-to-Print
Master
Qualified by IDEAlliance
Millennium Printing International Limited
November 1, 2006
David Steinhardt, President IDEAlliance


编号：SZ20211216
禧图纸品印刷（深圳）有限公司
获评2021年
深圳市专精特新中小企业
有效期：2022年06月28日 – 2025年06月28日
深圳市工业和信息化局

Awarded the Development of Specialized and Sophisticated SMEs

Awarded the National high-tech enterprise identification


高新技术企业
证书
企业名称：禧图纸品印刷（深圳）有限公司
证书编号：GR201644202257
发证时间：二〇一六年十一月二十一日
有 效 期：三年
批准机关：


香港工業總會
FHKI
中國銀行(香港)
中銀香港BOCHK
This certificate is presented to
禧圖控股國際有限公司 – 禧圖紙品印刷（深圳）有限公司
Millennium Holdings International Limited - Millennium Printing (Shenzhen) Co. Ltd.
周治平先生 Mr Jude Chow
葉中賢博士 Dr Daniel Yip
Co-Chairman of Awards 2021 Judging Panel
17 August 2022

Received Corporate Environment Leadership Award

Certificates


BUREAU VERITAS
Certification
BUREAU VERITAS
1828
CERTIFICATE
Number: BV-COC-116768
Issued: January 18, 2010
Valid until: January 17, 2015
Bureau Veritas Certification certifies that the company:
MILLENNIUM PRINTING INTERNATIONAL LIMITED
has implemented a FSC wood products control system according to the Forest Stewardship Council certification system, in the following location(s):
Millennium Printing International Limited
Millennium Industrial Park, 4th Industrial Zone, Shuitian, Shiyan Town
Bao'an District, 518108 Shenzhen, Guangdong, CHINA
for its activities concerning:
Manufacturing (printing and assembly) of paper products certified FSC Mixed*
This company has been assessed and found to conform to the requirements of the:
FSC Chain of Custody standard, Ref.: FSC-STD-40-004, v. 2.0
This certificate is valid for a 5 years period.
Paris La Défense, January 18, 2010
Bruno Labarre
FSC

Awarded the Manufacturing of Printed Paper Products by FSC


ista
CERTIFIED TESTING LABORATORY
This recognizes that the company listed below is a Certified Testing Laboratory member of the International Safe Transit Association (ISTA).
Member ID: 10403
Valid through: September 1, 2023
Location: Shenzhen Guangdong, , China
Millennium Printing (Shenzhen) Co., Ltd.
A.J. Gruber
ISTA President
Eric Hiser
ISTA Vice President - Technical

Received ISTA Certified Testing Laboratory


Certificate
Red Dot Winner 2022
The Red Dot is the award for high design quality. The international jury of the Red Dot Award: Brands & Communication Design only confers this seal of quality on projects that convince them with their good design quality and creative achievement. In the "Packaging Design" category, the award is presented to:
You You Tea Seed Oil
Food Packaging
Client
you you
Hong Kong
Design
Millennium Packaging
Group International Ltd.
Hong Kong
Project Team
Millennium Packaging
Group International Ltd.
Essen/Germany, 1 August 2022

Won the Red Dot Design Award

Certificates



SGS

Certificate CN11/30643

The management system of

Millennium Printing (Shenzhen) Co., Ltd.

Business Registration Address: No. 5 Sanmin Road, Shuitian Community, Shiyan Road, Bao'an District, Shenzhen City, Guangdong Province, P.R. China
Business Operation Address: No. 5 Sanmin Road, Shuitian Community, Shiyan Road, Bao'an District, Shenzhen City, Guangdong Province, P.R. China

has been assessed and certified as meeting the requirements of

ISO 14001:2015

For the following activities

Design manufacturing and printing of packaging products (gift boxes, folding cartons, laminated cartons, partition and display boxes) Printing of instructions

This certificate is valid from 23 May 2020 until 22 May 2023 and remains valid subject to satisfactory surveillance audits. Recertification audit due a minimum of 60 days before the expiration date Issue 5. Certified since 22 May 2011

Authorised by

ISO 14001 Certificate



SGS

Certificate CN20/30913

The management system of

Millennium Printing (Shenzhen) Co., Ltd.

Business Registration Address: No. 5 Sanmin Road, Shuitian Community, Shiyan Road, Bao'an District, Shenzhen City, Guangdong Province, P.R. China
Business Operation Address: No. 5 Sanmin Road, Shuitian Community, Shiyan Road, Bao'an District, Shenzhen City, Guangdong Province, P.R. China

has been assessed and certified as meeting the requirements of

ISO 45001:2018

For the following activities

Design manufacturing and printing of packaging products (gift boxes, folding cartons, laminated cartons, partition and display boxes) Printing of instructions

This certificate is valid from 29 May 2020 until 28 May 2023 and remains valid subject to satisfactory surveillance audits. Recertification audit due a minimum of 60 days before the expiration date Issue 1. Certified since 29 May 2020

Authorised by

ISO 45001 Certificate



Issuer:

Millennium Group International Holdings Ltd

Email: ir@millennium-gp.com
Tel: +852 36195768

Address:
Rm 2722, 27/F, No.1 Hung
To Road, Kwun Tong,
Kowloon, Hong Kong 999077

Underwriter:

Revere Securities, LLC.

Dajiang Guo

Email: dguo@reveresecurities.com

Address:

650 Fifth Avenue, 35th Floor

New York, NY 10022